Filed pursuant to Rule 424(b)(3)

Registration No. 333-134305

PROSPECTUS

RENASANT CORPORATION

209 Troy Street

Tupelo, Mississippi 38802-0709

(662) 680-1001

72,605 SHARES

COMMON STOCK

($5.00 par value per share)

We are registering the sale of a maximum of 72,605 shares of our common stock that may be sold by the selling shareholders listed in this prospectus upon their exercise of warrants to purchase our common stock. We assumed the warrants in connection with the merger of Renasant Bancshares, Inc. with and into a wholly-owned subsidiary of the company, effective as of July 1, 2004.

We expect that the selling shareholders will sell the shares, from time to time, on the Nasdaq Global Market, in privately negotiated transactions or by a combination of these methods. The selling shareholders will determine when they sell their shares, and sales will be made at the market price or at negotiated prices. We will pay all of the expenses of registration incurred in connection with this offering, but the selling shareholders will pay all of their selling commissions, brokerage fees or other expenses of sale. We will not receive any of the proceeds from the sale of our stock by the selling shareholders.

Our common stock is traded on the Nasdaq Global Market under the trading symbol “RNST.” On June 8, 2006, the closing sales price of our stock was $38.55 per share.

Investing in our common stock involves risks. You should review the section of this prospectus labeled “ Risk Factors” on page 1 prior to making an investment decision.

Neither the Securities and Exchange Commission nor the securities commission of any state has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 13, 2006.

Unless we indicate otherwise, references to the “company,” “Renasant,” “we,” “us,” and “our” or similar terms are to Renasant Corporation. References to “Renasant Bancshares” are to Renasant Bancshares, Inc., which we acquired by merger effective July 1, 2004.

1. Risk Factors

An investment in the company’s common stock may involve risk. Our common stock is an equity security, not an insured deposit. Before investing, you should consider all of the risks commonly associated with an investment in equity securities, the particular risks of an investment in our common stock that are summarized below, and those risks incorporated into this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2005.

Although our common stock is listed for trading on the Nasdaq Global Market, the average daily trading volume in our common stock is low, generally less than that of many of our competitors and other larger bank holding companies. For the three months ending June 8, 2006, the average daily trading volume was 25,711 shares per day. Given this trading volume, significant sales of our common stock, or even the expectation of these sales, could cause volatility.

In addition, our Articles of Incorporation and Bylaws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire the company, even if doing so would be beneficial to our shareholders. The combination of these provisions impedes a non-negotiated merger or other business combination, which could adversely affect the market price of our common stock.

2. About This Prospectus

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, the SEC. As permitted by SEC rules, this prospectus does not contain all of the information we included in the registration statement and the accompanying exhibits we filed with the SEC. You should read the registration statement and the exhibits if you want more information. We filed the registration statement on Form S-3 with the SEC on May 19, 2006, No. 333-134305, and we filed a Pre-Effective Amendment No. 1 to Form S-3 with the SEC on June 7, 2006.

You should assume that the information in this prospectus, or any prospectus supplement, is accurate only as of the date on the front page of the prospectus and that any information we incorporate by reference is accurate only as of the date of the document incorporated by reference. You should only rely upon the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized any person to provide you with different information.

3. Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a copying fee, by writing to the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You can access information we file electronically with the SEC over the Internet at the SEC’s website at http://www.sec.gov. You can also access this information on our website at http://www.renasant.com.

The SEC permits “incorporation by reference,” which means that we can disclose important information to you by referring you to other documents. The information we incorporate by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” until the selling shareholders sell all of the securities covered by this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 9, 2006.

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2006, filed with the SEC on May 9, 2006.

•	Our Current Reports on Form 8-K filed with the SEC on January 18, 2006, February 23, 2006, April 19, 2006 and May 17, 2006, excluding any information that was furnished, but not filed, included in items 2.02 or 7.01 of our current reports.

•	A description of our common stock, which is contained in the company’s Registration Statement on Form S-4, filed with the SEC on February 17, 1999, as may be amended from time to time to update the description.

You can request a copy of these documents, without charge, by writing, telephoning or e-mailing:

Renasant Corporation

209 Troy Street

Tupelo, Mississippi 38802

Attention: James W. Gray

Telephone: (662) 680-1001

Email: jimg@renasant.com

4. Forward-Looking Statements

This prospectus and the documents that are made part of this prospectus by reference include forward-looking statements about the company. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning future financial performance, business strategy, and projected plans and objectives of the company. Statements that include conditional words like “will,” “expects,” “should, “could,” “anticipates,” “estimates,” “believes” and “intends” are generally indicative of forward-looking statements, rather than historical facts.

Listed below are some of the factors that may cause our financial results to differ from the results expressed in our forward-looking statements:

•	The impact of economic conditions and interest rates, whether considered on a local, regional, national or international basis;

•	The time or times at which we implement changes in our operations that are intended to achieve enhanced earnings or cost savings;

•	Competitive pressures in the consumer finance, commercial finance, insurance, financial services, asset management, retail banking, mortgage lending and auto lending industries;

•	The financial resources and actions of our competitors;

•	Changes in laws and regulations that affect the company or the bank, including changes in accounting standards; and

•	Changes in policy by regulatory agencies.

Although we believe that our forward-looking statements are reasonable, you should not place undue reliance on them. Our forward-looking statements are not guarantees of future performance. Many of the factors that determine our financial results are not within our control and cannot be predicted. We disclaim any duty to update our forward-looking statements, and our forward-looking statements are expressly qualified by the information included in this section.

5. Information About the Company

Renasant Corporation, formerly known as The Peoples Holding Company, is a Mississippi corporation that was formed in 1982. We are the parent of the fourth largest commercial bank headquartered in Mississippi, Renasant Bank, formerly called The Peoples Bank & Trust Company, or the bank. We are also the parent of Renasant Insurance, Inc., formerly called The Peoples Insurance Agency, Inc. The bank is a Mississippi-chartered bank that was incorporated in 1904. Our company, the bank and our affiliates operate 61 bank, insurance and financial services offices located in 38 cities in Mississippi, Tennessee and Alabama.

We are headquartered in Tupelo, Mississippi. You can contact us at:

209 Troy Street

Tupelo, Mississippi 38804

Attention: James W. Gray

Telephone: (662) 680-1001

We are subject to federal, state and local laws applicable to banks and bank holding companies and to the regulations of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation.

6. Issuance of Securities to Selling Shareholders

Effective as of July 1, 2004, Renasant Bancshares, Inc., a Tennessee bank holding company, was merged with and into Peoples Merger Corporation, a subsidiary of the company created for purposes of the merger. In connection with the merger, we assumed outstanding warrants to purchase common stock, which were first issued on May 3, 1999, by the predecessor to Renasant Bancshares, Inc., Community Commercial Bancshares, Inc. Effective as of March 31, 2005, Peoples Merger Corporation was merged with and into the company.

As a result of the merger in 2004, the warrants were converted to rights to acquire an aggregate of 72,605 shares of our common stock. After the merger, the warrants became fully vested and immediately exercisable. The exercise price is $8.9524 per share. Unless otherwise exercised, the warrants expire at 5:00 p.m. Central Standard time on May 2, 2009.

To date, 27,925 shares of our common stock have been issued on account of the exercise of the warrants, and an additional 44,680 shares of our common stock remain to be issued as and when the outstanding warrants are exercised. Please refer to the notes to the table under Item 8, “Selling Shareholders,” for more information about the exercise of the warrants.

7. Use of Proceeds

This prospectus covers the resale by the selling shareholders of a maximum of 72,605 shares of our common stock issued in connection with the exercise of the warrants. The proceeds from these resales will be paid to the selling shareholders and not to us. We have paid the expenses of this prospectus and registration statement of which it is a part, but the selling shareholders will pay any brokerage commissions or similar expenses incurred in connection with their resale of our common stock.

8. Selling Shareholders

The shares of our common stock covered by this prospectus may be offered, from time to time, by the selling shareholders listed below. The information included in the table assumes that all of the warrants will be exercised and that all of the securities acquired on the exercise of the warrants will be resold by the selling shareholders. Except as listed below, none of the selling shareholders holds or has held a position or office or has any material relationship with the company, including its predecessors or affiliates. To the best of our knowledge, the table provides the number of shares of our common stock beneficially owned by each selling shareholder prior to this offering, the maximum number of shares that may be offered and sold by each selling shareholder under this prospectus, and the number of shares of our common stock that will be owned by each selling shareholder after this offering, all determined as of June 8, 2006.

	Shares Beneficially Owned Prior to Offering				Number of Shares Offered	Shares Beneficially Owned After Offering
Selling Shareholders	Number*		Percentage			Number***	Percentage
James K. Dickinson (1)	38,089		*	*	11,170	26,919	*	*
Wanda W. Duke (2)	13,404	(3)	*	*	11,170	2,234	*	*
Jack C. Johnson (1)(4)	60,420		*	*	33,510	26,910	*	*
Phillip R. Langsdon (1)	50,044	(5)	*	*	11,170	38,874	*	*
Michael R. Pera (1)	6,179	(6)	*	*	5,585	594	*	*

*	Beneficial ownership has been determined in accordance with Rule 13d-3 promulgated under the Exchange Act. The amounts in the “number” column assume that all warrants have been exercised.

**	Less than 1% of the total number of shares of our common stock outstanding as of the close of business on April 30, 2006, 10,343,060 shares.

***	Assumes that all shares offered under this prospectus are sold by the selling shareholders.

(1)	Formerly a director of Renasant Bancshares; currently a member of the Tennessee State Board of the bank.

(2)	The widow of Edward C. Duke, a former director of Renasant Bancshares.

(3)	Includes 11,170 shares of our common stock issued to Ms. Duke upon the exercise of her warrants on July 1, 2005.

(4)	Currently a director of the company.

(5)	Includes 11,170 shares of our common stock issued to Mr. Langsdon upon the exercise of his warrants on September 2, 2004.

(6)	Includes 5,585 shares of our common stock issued to Mr. Pera upon the exercise of his warrants on March 2, 2006.

9. Plan of Distribution

The selling shareholders, including their transferees, pledgees, donees or other successors in interest, may, from time to time, sell an aggregate of 72,605 shares of our common stock pursuant to this prospectus. Each of the shareholders acts independently of the company to determine the time, manner, and/or amount of any sale. The shareholders may sell the shares:

•	In transactions on the Nasdaq Global Market or such other markets on which our common stock may be listed at the time of sale;

•	In privately-negotiated transactions; or

•	Through a combination of these or other methods.

The selling shareholders may also sell their shares under Rule 144 promulgated under the Securities Act of 1933, as amended, or the “1933 Act,” if available, rather than under this prospectus.

The terms of sale will be determined by the selling shareholders at prevailing market prices, prices related to the prevailing market prices or at previously negotiated prices.

10. Legal Matters

Certain legal matters relating to the validity of our common stock covered by this prospectus will be passed upon for the company by Phelps Dunbar LLP, New Orleans, Louisiana.

11. Experts

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005, have been so incorporated in reliance upon the report of Horne LLP, our independent registered public accounting firm with respect to our financial statements and management’s assessment of the effectiveness of our internal control over financial reporting as of and for the year ended December 31, 2005, given on the authority of the firm as experts in auditing and accounting.

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements as of and for the year ended December 31, 2004, included in our Annual Report on Form 10-K for the year ended December 31, 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.